Exhibit 10.5

Bonus Plan for Executive Officers for Fiscal Year 2013

INTRODUCTION

The bonus plan for executive officers for  fiscal year 2013 (the “Plan”) is intended to provide executives with financial incentives for their important contributions to the successful attainment of the Company’s goals — by aligning what they do every day with our Company’s objectives.  Executives in the Plan have the potential to earn a bonus payout equal to a maximum percentage of bonus eligible base salary as specified for each participant by the Compensation Committee.  Michaels Stores, Inc.’s top priority is to achieve its sales and earnings goals, and maximize company profitability.

DEFINITIONS

“Associate Performance Measure” as established by the Compensation Committee, is the individual performance component of the Plan.

“Bonus Eligible Position” means an associate position in Company’s corporate headquarters that is designated as a participant in the Plan.

“Business Unit Performance Measure” may include sales, buyer contribution (less an inventory charge), expense ratios, site productivity, divisional EBIDTA, operating profit, divisional gross margin and/or manufacturing EBITDA percentage.

“Company” is Michaels Stores, Inc. and its subsidiaries.

“Compensation Committee” is the Compensation Committee of the Company’s Board of Directors.

“Corporate Financial Performance Measure” is EBITDA minus Inventory Charge (which may exclude additional charges as approved by the Compensation Committee).

“EBITDA” is short for “Earnings Before Interest, Taxes, Depreciation and Amortization”.  It is a measure that indicates the Company’s operating profitability before non-operating expenses and non-cash charges, calculated by taking operating income and adding back depreciation and amortization expenses.  Amortization refers to spreading an intangible asset’s value over that asset’s useful life.  Depreciation refers to the spreading of a tangible asset’s cost over that asset’s life.  EBITDA is intended to be a measure that is more closely linked to the cash flow that the business generates from its operations — a measure of the profit and loss statement (P&L) based on the cash taken in each day (sales), less the ongoing cash spent (cost of sales and expenses).

“Fiscal Year 2013” means the fiscal year of the Company beginning February 3, 2013 ending February 1, 2014.

“Inventory Charge” for purposes of the Plan, is much like an “interest charge” to cover the cost of buying and holding inventory, and is subtracted from the EBITDA number in order to give incentive (as a company) to not over-buy inventory, since too much inventory takes cash away from the Company’s ability to fund initiatives and pay down debt.  A percent charge per month on the cost of average monthly inventory the Company carries of 12% per year is deducted from the EBITDA number.

BONUS MEASURES

To further the Company’s strategy of paying for performance, participant bonuses are generally based on the overall company performance, business unit metrics and associate performance as measured against established objectives.  For Fiscal Year 2013, the Plan measures for each participant shall consist of: (a) the Corporate Financial Performance Measure (b) one or more Business Unit Performance Measures, if applicable, and (c) an Associate Performance Measure.  The Compensation Committee will establish the weight of each measure, and the threshold, target and maximum performance metrics.

MSI CONFIDENTIAL

MINIMUM COMPANY THRESHOLD PERFORMANCE

Before any portion tied to a Business Unit Performance Measure or an Associate Performance Measure can be earned, the actual results of the Corporate Financial Performance Measure must at least meet a minimum level of performance (“Threshold”) established by the Compensation Committee.

ELIGIBILITY

To be eligible for a bonus under the Plan, the participant must meet all of the eligibility factors:

•                    The Fiscal Year 2013 bonus eligibility dates are from February 3, 2013 to February 1, 2014.  If a participant is not employed in a Bonus Eligible Position at the beginning of Fiscal Year 2013, but assumes a Bonus Eligible Position on or before November 15, 2013, the participant will be eligible to earn a prorated bonus based upon the number of full months that participant was in the Bonus Eligible Position.  Participants who assume a Bonus Eligible Position on or before the 15 th day of the month will receive credit for that entire month.  Participants who assume a Bonus Eligible Position after the 15 th day of any month, will not receive credit for that month.  Participants who change positions during Fiscal Year 2013 will receive credit for bonus calculation purposes based upon the bonus level of the position such participant holds on the 15 th day of the month, in accordance with the bonus plan for the credited position.

•                    A participant must have worked for at least three months in a Bonus Eligible Position in Fiscal Year 2013.

•                    If a participant is promoted or changes positions during Fiscal Year 2013, the participant may be eligible for bonus calculated using the number of full months in each position, the respective base salaries and performance ratings, and the applicable target bonus amount(s).

•                    A participant must be employed in a Bonus Eligible Position at the end of Fiscal Year 2013, in order to be eligible to receive a bonus.  In the event a participant terminates employment between the end of Fiscal Year 2013 and the bonus payment date, the Associate Performance Measure portion of the participant’s bonus will be calculated based upon a rating of “Meets Expectations — Low.”  Bonus payments under this Plan are anticipated to occur in April 2014.

•                    If a participant is terminated and rehired during Fiscal Year 2013, the most recent hire date will be used to determine eligibility for a prorated bonus payout.

•                    Participants transferring to a non-Bonus Eligible Position prior to the end of Fiscal Year 2013 are not eligible to receive a bonus under the Plan.

•                    A participant is not eligible for a bonus under this Plan if the participant received a performance improvement plan during Fiscal Year 2013 and the participant remains on the performance improvement plan on bonus payment date or if the participant terminates or is demoted as a result of the performance improvement plan.

PERFORMANCE LEVELS AND BONUS PAYOUTS

For each of the Company Performance Measure and the Business Unit Performance Measure there are four performance levels:  Below Threshold, Threshold, Target and Maximum.  The portion based on the Associate Performance Measure has four bonus payout levels based upon the Fiscal Year 2013 performance appraisal rating: Exceeds Expectations, Meets Expectations — High, Meets Expectations — Low and Needs Development.  Bonus payout percentages will be based upon the achieved level of performance for each of the participant’s bonus plan measures.

To determine the actual payout percent in connection with the Company Performance Measure and the Business Unit Performance Measure, each bonus measure’s performance must be calculated (percent achieved between Threshold and Target, or Target and Maximum), weighted, multiplied by the eligible base salary as of February 1, 2014, and adjusted for any applicable proration.

The performance of each bonus measure is evaluated independently, and the achieved bonus percentage for each measure is added together to arrive at the percentage of total bonus achieved.

If the participant changes positions during Fiscal Year 2013, resulting in a change in the participant’s bonus plan, then (1) participant’s base salary prior to the change will be used as the eligible base salary for participant’s former position; and (2) participant will have separate performance appraisal ratings — one for the former position and one for the current position — used in the calculation of participant’s year end bonus. Ratings will be determined by the Compensation Committee, with input from the Chief Executive Officer for all participants at the executive vice president level, with the year end rating determining eligibility for merit increase consideration.

SCALING OF PAYOUT PERCENTAGE

For each of the Company Performance Measure and the Business Unit Performance Measure, when performance falls at any point between the Threshold and Maximum goals, the participant’s bonus payout will be scaled according to the performance above or below the Target goal.  The bonus amount is scaled to the nearest hundredth of a percent when comparing plan to actual results.  All calculations will be rounded to the nearest hundredth.  No scaling will be applied in connection with the Associate Performance Measure (a “Needs Development” performance rating results in the disqualification of the participant from any bonus related to the Associate Performance Measure).

The bonus payout may exclude additional charges as approved by the Compensation Committee.

BONUS SCALING FORMULAS

The following formulas illustrate how bonus scaling is applied in calculating the bonus percentages achieved for the corporate and any business unit financial measure:

Scenario 1: Actual performance is above target goal:

Scenario 2: Actual performance is below target goal:

Note: Wtd = Weighted; PLAN = Target

The Company anticipates that the Plan will be part of an ongoing bonus program, but the Company does not guarantee that the program will in fact continue for future periods or that the terms, amounts or measures of the program will not change.  To the extent allowed by law, Michaels Stores, Inc. reserves the right to change or cancel any portion(s) of this Plan for any reason. This Plan does not constitute a contract or other agreement concerning the duration of any associate’s employment. To the extent allowed by law, the employment relationship remains “at will” and may be terminated at any time, with or without cause.  This Plan shall be administered by the Compensation Committee, in its sole discretion.